AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2021 (the "Agreement"), is entered into by and between Saleen Automotive, Inc., a Nevada corporation (the "Company"), Saleen Automotive, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Holdings") and SLN Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings ("Merger Sub" and, together with the Company and Holdings, each a "Party" and collectively the "Parties").

WHEREAS, as of the close of business on August 12, 2021, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), of which 24,536,963 shares are issued and outstanding, 1,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), 667 shares of which are issued and outstanding;

WHEREAS, as of the close of business on the date hereof, the authorized capital stock of Holdings consists of 100,000,000 shares of common stock, par value $0.0001 per share ("Holdings Common Stock"), of which 100 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share ("Holdings Preferred Stock"), no shares of which are issued and outstanding;

WHEREAS, the Boards of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders that the Company merge with and into Merger Sub (the "Merger") upon the terms and conditions herein provided and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA") and Section 92A.190 of the Nevada Revised Statutes (the "NRS"), and has approved this Agreement; and

WHEREAS, the respective Boards of Directors of the Parties have approved and declared advisable this Agreement and the Merger and adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1 **The Merger**. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the NRS, at the Effective Time the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DLLCA and the NRS, unless another date and time is set forth in the Certificate of Merger and Articles of Merger.

1.2 **Effective Time**. The Merger shall become effective (the "Effective Time") upon the latest to occur of:

(a) the filing with the Secretary of State of the State of Delaware of a certificate of merger (the "Certificate of Merger") executed and acknowledged by the Parties in accordance with the relevant provisions of the DLLCA; and

(b) the filing with the Secretary of State of the State of Nevada of Articles of Merger (the "Articles of Merger") executed and acknowledged by the Parties in accordance with the relevant provisions of the NRS.

1.3 **Effects of the Merger**. The Merger shall have the effects set forth in Section 18-209 of the DLLCA and Section 92A.250 of the NRS.

1.4 **Certificate of Formation**. The Certificate of Formation of Holdings as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 **Officers and Directors**. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 **Effect on Capital Stock**. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or Holdings Common Stock:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by stockholders who perfect their dissenters' rights as provided in Section 2.4 of this Agreement) shall be converted into one-onethousandth (1/1,000) of a share (the "Exchange Ratio") of fully paid and nonassessable share of Holdings Common Stock (the "Common Stock Consideration"); provided, however, stockholders holding less than one thousand (1,000) shares of Common Stock in the aggregate shall have the right to receive cash in the amount of One Dollar $1.00 per share of Common Stock (the "Cash Consideration"). Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Holdings Preferred Stock (the "Preferred Stock Consideration", and collectively with the Common Stock Consideration and Cash Consideration, the "Merger Consideration"). At the Effective Time, all such shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or other instrument which immediately prior to the Effective Time represented any such shares of Common Stock or Preferred Stock, as applicable (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to

receive the Merger Consideration and the rights set forth in Section 2.2. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(b) Each share of Holdings Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and returned to the status of authorized but unissued shares of Holdings Common Stock, without the payment of any consideration therefor.

2.2 **Stock Certificates**. From and after the Effective Time, each outstanding Certificate (if any) shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdings Common Stock into which the shares of Company stock represented by such Certificate have been converted as provided herein and shall be so registered on the books and records of Holdings or its transfer agents. The registered owner of any such outstanding Certificate shall, until such Certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Holdings or its transfer agents, have and be entitled to exercise all voting and other rights with respect to and to receive all dividends and other distributions upon the shares of Holdings Common Stock evidenced by such outstanding Certificate as provided above.

2.3 **Stock Options; Warrants**. As soon as practicable after the date hereof, the Parties shall take such actions as shall be reasonably necessary or appropriate to cause the following to occur:

(a) each outstanding stock option and warrant of the Company, whether or not then exercisable, shall be converted, without any action on the part of the holder thereof, into an option or warrant, as the case may be, to purchase a number of shares of Holdings Common Stock equal to the number of shares of Common Stock that were issuable upon exercise thereof immediately prior to the Effective Time, and shall otherwise continue to have, and be subject to the same terms and conditions (including exercise price and vesting schedule) as set forth in the applicable option agreement or warrant, as the case may be, immediately prior to the Effective Time; and

(b) the Company's stock option plans shall be assumed and continued as plans of Holdings after the Merger.

2.4 **Dissenting Stockholders**. Any holder of shares of Common Stock who perfects his or her dissenters' rights in accordance with and as contemplated by NRS 92A.300 to 92A.500 shall be entitled to receive the fair value of such shares in cash as determined pursuant to Sections 92A.300 to 92A.500 of the NRS; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the NRS. In the event that after the Effective Time of the Merger a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.1 of this Agreement

upon surrender of the certificate or certificates representing the shares of Common Stock held by such stockholder.

2.5 **Rights Agreement**. The Parties shall take such actions as shall be necessary or appropriate to cause Holdings to assume the Rights Agreement, dated as of October 23, 2007, by and between the Company and Mellon Investor Services LLC, as Rights Agent, as amended to date, and to cause the Rights issued or issuable thereunder to become exercisable for Holdings Preferred Stock.

ARTICLE III
CONDITIONS TO MERGER

3.1 **Conditions Precedent**. The respective obligation of each Party to effect the Merger is subject to the satisfaction of each of the following conditions, or waiver thereof by mutual agreement of the Parties:

(a) The Company stockholders shall have approved the merger agreement by the affirmative vote of at least a majority of all issued and outstanding shares of Common Stock.

(c) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on the Company or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

(d) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

(e) The Company shall have not received valid written notice of dissent pursuant to Sections 92A.300 to 92A.500 of the Nevada Revised Statutes with respect to more than 15% of the issued and outstanding shares of Common Stock, which notices of dissent have not been waived or otherwise lost as of the Effective Time pursuant to Sections 92A.300 to 92A.500 of the Nevada Revised Statutes.

ARTICLE IV
MISCELLANEOUS

4.1 **Further Assurances**. From time to time, as and when required by Holdings or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by Holdings such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Holdings the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of

Holdings are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.2 **Abandonment**. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Company or Holdings, or both, notwithstanding the approval of this Agreement by the stockholders of the Company or by the sole stockholder of Holdings, or by both.

4.3 **Amendment**. The Boards of Directors of the Parties may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, provided that an amendment made subsequent to the adoption and approval of this Agreement and the Merger by the stockholders of either Party shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Party, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Party.

4.4 **Parties in Interest**. This Agreement shall be binding upon and insure solely to the benefit of the Parties and their respective successors and assigns and nothing herein, express or implied, is intended or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.5 **Governing Law**. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof that could cause the application of the laws of another state or jurisdiction.

4.6 **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4.7 **Severability**. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first written above.

SALEEN AUTOMOTIVE, INC.
a Delaware corporation

By: Steve Saleen
Name: Steven M. Saleen
Title: Chief Executive Officer

SALEEN AUTOMOTIVE, INC.
a Nevada corporation

By: Steve Saleen
Name: Steven M. Saleen
Title: Chief Executive Officer

SLN MERGER SUB, LLC
a Delaware limited liability company

By: Michael Roe
Name: Michael Roe
Title: Manager